Exhibit 10.7

EXECUTION VERSION

EXPENSE SUPPORT AND

CONDITIONAL REIMBURSEMENT AGREEMENT

This Expense Support and Conditional Reimbursement Agreement (the “Agreement”) is made this 5th day of January, 2024, by and between Overland Advantage, a Delaware statutory trust (the “Company”), and Overland Advisors, LLC, a Delaware limited liability company (the “Advisor”).

WHEREAS, the Company is a newly organized externally managed, non-diversified closed-end management investment company that intends to elect to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company has retained the Advisor to furnish investment advisory services to the Company on the terms and conditions set forth in the investment advisory agreement, dated January 5, 2024, entered between the Company and the Advisor, as may be amended and restated from time to time (the “Investment Advisory Agreement”); and

WHEREAS, the Company and the Advisor have determined that it is appropriate and in the best interests of the Company for the Advisor (i) to pay a portion of the Company’s Other Operating Expenses (as defined below) to the effect that such expenses do not exceed the Expense Cap (as defined below), and (ii) may elect to pay an additional portion of the Company’s expenses from time to time, which the Company will be obligated to reimburse to the Advisor at a later date if certain conditions as set forth herein are met.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Advisor’s Expense Payments to the Company

(a) The Advisor shall pay on a quarterly basis Other Operating Expenses (as defined below) of the Company on the Company’s behalf (each such payment, a “Required Expense Payment”) such that Other Operating Expenses of the Company do not exceed 0.375% (1.50% on annualized basis) of the Company’s applicable quarter-end net asset value (the “Expense Cap”). For purposes of this Agreement, “Other Operating Expenses” means the Company’s organizational and offering expenses, professional fees, trustee fees, administration fees, and other general and administrative expenses (including the Company’s allocable portion of compensation, overhead (including rent, office equipment and utilities) and other expenses incurred by the Administrator (as defined in the Company’s Registration Statement on Form 10 (the “Registration Statement”) in performing its administrative obligations under the Administration Agreement (as defined in the Registration Statement)), excluding the Company’s base management and incentive fees owed to the Advisor, financing fees and costs, brokerage commissions, placement agent fees, costs and expenses of distributing and placing the common shares, extraordinary expenses and any interest expenses owed by the Company, all as determined in accordance with generally accepted accounting principles in the United States.

(b) At such times as the Advisor determines, the Advisor may elect to pay certain additional expenses of the Company on the Company’s behalf (each such payment, a “Voluntary Expense Payment” and together with a Required Expense Payment, the “Expense Payments”). In making a Voluntary Expense Payment, the Advisor will designate, as it deems necessary or advisable, what type of expense it is paying (including, whether it is paying organizational or offering expenses); provided that no portion of a Voluntary Expense Payment will be used to pay any interest expense of the Company.

(c) The Advisor’s obligation to make a Required Expense Payment shall automatically become a liability of the Advisor and the Company’s right to receive a Required Expense Payment shall be an asset of the Company as of the last calendar day of the applicable quarter. Any Required Expense Payment shall be paid by the Advisor to the Company in any combination of cash or other immediately available funds and/or offset against amounts due from the Company to the Advisor or its affiliates no later than the later of (i) forty-five days after such obligation was incurred and (ii) the date such expense is due for payment by the Company.

(d) The Company’s right to receive a Voluntary Expense Payment shall be an asset of the Company upon the Advisor committing in writing to pay the Voluntary Expense Payment. Any Voluntary Expense Payment that the Advisor has committed to pay shall be paid by the Advisor to the Company in any combination of cash or other immediately available funds no later than forty-five days after such commitment was made in writing, and/or offset against amounts due from the Company to the Advisor or its affiliates.

2.	Reimbursement of Expense Payments by the Company

(a) Following any quarter in which the Company’s Available Operating Funds (as defined below) exceed the cumulative distributions accrued to the Company’s shareholders based on distributions declared with respect to record dates occurring in such calendar quarters (the amount of such excess is defined as “Excess Operating Funds”), the Company will pay such Excess Operating Funds, or a portion thereof, in accordance with Sections 2(b) and 2(c), as applicable, to the Advisor until such time as all Expense Payments made by the Advisor to the Company within three years prior to the last business day of such calendar quarter have been reimbursed (such payment by the Company is referred to herein as the “Reimbursement Payment”). For purposes of this Agreement, “Available Operating Funds” means the sum of (i) the Company’s net investment company taxable income (including net short-term capital gains reduced by net long-term capital losses), (ii) the Company’s net capital gains (including the excess of net long-term capital gains over net short-term capital losses) and (iii) dividends and other distributions paid to the Company on account of investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above).

(b) The amount of the Reimbursement Payment for any calendar quarter will equal the lesser of (i) the Excess Operating Funds in such quarter and (ii) the aggregate amount of all Expense Payments made by the Advisor to the Company within three years prior to the last business day of such calendar quarter that have not been previously reimbursed by the Company to the Advisor; provided that the Advisor may waive its right to receive all or a portion of any Reimbursement Payment in any particular calendar quarter, in which case such waived amount will remain unreimbursed Expense Payments reimbursable in future quarters pursuant to the terms of this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement, no Reimbursement Payment for any calendar quarter shall be made if: (i) the Effective Rate of Distributions Per Share declared by the Company at the time of such Reimbursement Payment is less than the Effective Rate of Distributions Per Share at the time the Expense Payment was made to which such Reimbursement Payment relates, (ii) the Company’s Operating Expense Ratio at the time of such Reimbursement Payment is greater than the Operating Expense Ratio at the time the Expense Payment was made to which such Reimbursement Payment relate, or (iii) the Company’s Other Operating Expenses at the time of such Reimbursement Payment exceeds 1.50% of the Company’s net asset value. For purposes of the Agreement, “Effective Rate of Distributions Per Share” means the annualized rate (based on a 365 day year) of regular cash distributions per share exclusive of returns of capital, distribution rate reductions due to distribution and shareholder servicing fees, and declared special dividends or special distributions, if any. The “Operating Expense Ratio” is calculated by dividing Operating Expenses, less organizational and offering expenses, base management and incentive fees owed to the Advisor, shareholder servicing and/or distribution fees, and interest expense, by the Company’s net assets. “Operating Expenses” means all of the Company’s operating costs and expenses incurred, as determined in accordance with generally accepted accounting principles for investment companies.

(d) The Company’s obligation to make a Reimbursement Payment shall automatically become a liability of the Company on the last business day of the applicable calendar quarter, except to the extent the Advisor has waived its right to receive such payment for the applicable quarter. The Reimbursement Payment for any calendar quarter will be paid by the Company to the Advisor in any combination of cash or other immediately available funds as promptly as possible following such calendar quarter and in no event later than 45 days after the end of such calendar quarter.

(e) All Reimbursement Payments hereunder shall be deemed to relate to the earliest unreimbursed Expense Payments made by the Advisor to the Company within three years prior to the last business day of the calendar quarter in which such Reimbursement Payment obligation is accrued.

3.	Termination and Survival

(a) This Agreement is effective as of February 10, 2023.

(b) This Agreement may be terminated at any time, without the payment of any penalty, by the Company or the Advisor at any time, with or without notice, provided that any Expense Payments that have not been reimbursed by the Company to the Advisor will remain the obligation of the Company following any such termination, subject to the terms of this Agreement.

(c) This Agreement shall automatically terminate in the event of (i) the termination of the Investment Advisory Agreement, (ii) the Board of Trustees of the Company makes a determination to dissolve or liquidate the Company or (iii) upon a quotation or listing of the Company’s securities on a national securities exchange (including through an initial public offering) or a sale of all or substantially all of the Company’s assets to, or a merger or other liquidity transaction with, an entity in which the Company’s shareholders receive common equity securities of a publicly-traded company which continues to be managed by the Advisor or an affiliate thereof.

(d) Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Company to the Adviser.

4.	Miscellaneous

(a) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b) This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings, and arrangements with respect to the subject matter hereof.

(c) This Agreement may be amended by mutual written consent of the parties.

(d) Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of Delaware. For so long as the Company is regulated as a business development company under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of Delaware or any of the provisions herein conflict with the provisions of the 1940 Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Company to take any action contrary to the Company’s Declaration of Trust or Bylaws, as each may be amended or restated, or to relieve or deprive the Board of Trustees of the Company of its responsibility for and control of the conduct of the affairs of the Company.

(e) If any provision of this Agreement or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

(f) The Company shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Advisor.

(g) This Agreement may be executed in one or more electronic counterparts with the same effect as if each of the Advisor and the Company had signed the same document. All counterparts shall be construed together and shall constitute one and same instrument. For the avoidance of doubt, execution and delivery of this Agreement by electronic signature and electronic transmission, including via DocuSign or other similar method, shall constitute the execution and delivery of a counterpart of this Agreement by or on behalf of such person and shall bind such person to the terms of this Agreement.

(h) This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

OVERLAND ADVANTAGE

By:	/s/ Kimberly A. Terjanian
Name: Kimberly A. Terjanian
Title: Chief Financial Officer

OVERLAND ADVISORS, LLC

By:	/s/ Kimberly A. Terjanian
Name: Kimberly A. Terjanian
Title: Chief Financial Officer

[Signature page to the Expense Support and Conditional Reimbursement Agreement]